EXHIBIT (j)i


                         CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the inclusion of our report dated January 28, 1999 on the financial statements for the year ended December 31, 1998 and financial highlights for the four years in the period then ended of Templeton Asset Allocation Fund and Templeton Developing Markets Fund, each a series of Templeton Variable Products Series Fund, and of the periods since inception to December 31, 1998 of Templeton International Fund, a series of Templeton Variable Products Series Fund, attached as an exhibit in the Post-Effective Amendment to the Registration Statement of Franklin Templeton Variable Insurance Products Trust on Form N-1A (File No. 33-23493 and 811-5583) as filed with the Securities and Exchange Commission.


                                          /s/McGladrey and Pullen, LLP


New York, New York
April 24, 2000